Exhibit 12.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10242 dated April 13, 1999) pertaining to the 1998 Employees' Share Option Plan, and Registration Statements on Form S-8 (No. 333-11122 dated November 12, 1999 and No. 333-106508 dated June 26, 2003) pertaining to the 1999 Share Option Plan of Pacific Internet Limited of our report dated February 28, 2003, with respect to the consolidated financial statements of Pacific Internet Limited included in the Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
ERNST & YOUNG
Singapore
June 27, 2003